Exhibit 99.2

STONE ENERGY CORPORATION

Announces Cash Tender Offer for Any and All of its Outstanding 8.625% Senior Notes due 2017

LAFAYETTE, LA. November 13, 2013

Stone Energy Corporation (NYSE: SGY) today announced that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding $375,000,000 aggregate principal amount of 8.625% Senior Notes due 2017 (the “Notes”). In connection with the Offer, Stone is soliciting consents (“Consent Solicitation”) to proposed amendments that would shorten to three business days the minimum notice period for optional redemptions and would eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the indenture governing the Notes (the “Indenture”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on December 11, 2013, unless extended (“Expiration Time”). Holders who tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on November 26, 2013, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (defined below). The Offer contemplates an early settlement option, so that holders who tendered their Notes prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as November 27, 2013. Holders who tender their Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive the Tender Offer Consideration (defined below) on the final settlement date, which is expected to be December 12, 2013.

Tenders of Notes may be withdrawn and consents may be revoked until 5:00 p.m., New York City time, on November 26, 2013, unless extended (the “Withdrawal Deadline”), but generally not afterwards, unless required by law.

The Total Consideration for each $1,000 principal amount of Notes tendered and not withdrawn prior to the Withdrawal Deadline is $1,057.38, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the Tender Offer Consideration, which is $1,027.38 for each $1,000 principal amount of Notes, and does not include a consent payment. Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes up to, but not including, the applicable payment date.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding Notes, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of the capital markets debt financing announced today raising proceeds to fund the Offer, and (4) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated November 13, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing stoneenergy@dfking.com.

Stone has also retained BofA Merrill Lynch as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to BofA Merrill Lynch at (980) 387-3907 (collect) and (888) 292-0070 (US toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 13, 2013. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-2072 fax or via e-mail at CFO@StoneEnergy.com.